Exhibit 99.1

Vaxart Announces Second Quarter 2020 Results

Enhanced Leadership – New CEO in Q2

Ample Cash Runway following Financing by Notable Institutional Healthcare Investors

SOUTH SAN FRANCISCO, Calif.-- (BUSINESS WIRE) – August 6, 2020-- Vaxart, Inc., a clinical-stage biotechnology company developing oral recombinant vaccines that are administered by tablet rather than by injection, today provided an update on its financials for the second quarter of 2020, and a corporate update.

“With $140 million in cash at the end of July, Vaxart is now laser focused on preparing to enter a Phase 1 clinical trial with our lead COVID-19 vaccine candidate,” said Andrei Floroiu, chief executive officer of Vaxart, “We believe the convenience of our oral tablet, coupled with the potential for better protection than that of injectable vaccines due to the activation of mucosal immunity, positions our COVID-19 vaccine as one of the most promising candidates for successful mass vaccination campaigns, both here in the US and abroad.”

Corporate Highlights:

●	On May 20, 2020, Vaxart announced that it had selected its lead COVID-19 vaccine candidate to move into clinical trials.

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Vaxart is continuing with its manufacturing collaboration with Emergent BioSolutions Inc. (Emergent) and KindredBio and is currently producing bulk cGMP vaccine in time for initiation of a Phase 1 clinical study during the second half of 2020.

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On June 25, 2020, Vaxart announced the signing of a Memorandum of Understanding with Attwill Medical Solutions Sterilflow, LP (“AMS”) affirming the parties’ intent to establish AMS as a resource for lyophilization development and large-scale manufacturing including tableting and enteric coating for the oral COVID-19 vaccine.

●	On June 26, 2020, Vaxart announced that its oral COVID-19 vaccine was selected to participate in a non-human primate challenge study, organized and funded by Operation Warp Speed.

●	The universal influenza vaccine collaboration study with Janssen has been completed and a report is being compiled for Janssen.

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As of July 13, 2020, Vaxart had raised approximately $97 million in net proceeds through its At-The-Market facility (the ATM Program), which constituted the maximum offering price under the ATM Program.

Financial Results for the Fiscal Period Ended June 30, 2020

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Vaxart reported a net loss of $9.0 million for the second quarter of 2020 compared to $5.6 million for the second quarter of 2019. The increase was mainly due to an increase in operating expenses. Net loss per share for the second quarter was $0.12 in 2020 compared to $0.39 in 2019, in part due to an increase in the number of shares outstanding.

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Vaxart ended the quarter with cash and cash equivalents of $44.4 million compared to $29.9 million at March 31, 2020. The increase was primarily due to $14.4 million received for the exercise of common stock warrants, partially offset by $3.7 million of cash used in operations.

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Revenue for the second quarter was $523,000 compared to $85,000 in the second quarter of 2019. The increase was principally due to the reversal of the reserve for sales returns for Relenza and revenue from our contract with Janssen.

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Research and development expenses were $5.1 million for the second quarter compared to $3.7 million for the second quarter of 2019. The increase was mainly due to manufacturing expenses related to the COVID-19 vaccine candidate and higher stock-based compensation costs, partially offset by reductions in the cost of clinical trials for our norovirus vaccine candidate and in personnel costs after we ceased internal manufacturing as part of our December 2019 restructuring.

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General and administrative expenses were $3.9 million for the second quarter compared to $1.4 million for the second quarter of 2019. The increase was mainly due to higher stock-based compensation costs and severance expenses related to our former Chief Executive Officer.

About Vaxart

Vaxart is a clinical-stage biotechnology company focused on developing oral tablet vaccines designed to generate mucosal and systemic immune responses that protect against a wide range of infectious diseases and have the potential to provide sterilizing immunity for diseases such as COVID-19. Vaxart believes that a room temperature stable tablet is easier to distribute, store and administer than injectable vaccines and may provide a significantly faster response to a pandemic than injectable vaccines, enabling a greater portion of the population to be protected. Vaxart’s development programs include oral tablet vaccines that are designed to protect against coronavirus, norovirus, seasonal influenza and respiratory syncytial virus (RSV), as well as a therapeutic vaccine for human papillomavirus (HPV). For more information, please visit www.vaxart.com.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding Vaxart’s strategy, prospects, plans and objectives, results from pre-clinical and clinical trials, commercialization agreements and licenses, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “should,” “believe,” “could,” “potential,” “will,” “expected,” “plan” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, statements relating to Vaxart’s ability to develop and commercialize its product candidates and clinical results and trial data (including plans with respect to the COVID-19 vaccine product candidates); Vaxart’s participation in the study organized by Operation Warp Speed, expectations relating to Vaxart’s relationship with Emergent, KindredBio and AMS including their ability to produce bulk cGMP vaccines and the timing thereof; and Vaxart’s expectations with respect to the important advantages it believes its oral vaccine platform can offer over injectable alternatives, particularly for mucosal pathogens such as norovirus, flu and RSV, as well as coronaviruses such as SARS, MERS and SARS-CoV-2. Vaxart may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Vaxart makes, including uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from the clinical studies; decisions by regulatory authorities impacting labeling, manufacturing processes, and safety that could affect the availability or commercial potential of any product candidate, including the possibility that Vaxart’s product candidates may not be approved by the FDA or non-U.S. regulatory authorities; that, even if approved by the FDA or non-U.S. regulatory authorities, Vaxart’s product candidates may not achieve broad market acceptance; that a Vaxart collaborator may not attain development and commercial milestones; that Vaxart or its partners may experience manufacturing issues and delays due to events within, or outside of, Vaxart’s or its partners control, including the recent outbreak of COVID-19; difficulties in production, particularly in scaling up initial production, including difficulties with production costs and yields, quality control, including stability of the product candidate and quality assurance testing, shortages of qualified personnel or key raw materials, and compliance with strictly enforced federal, state, and foreign regulations; that Operation Warp Speed may not result in a positive financial impact on Vaxart’s financial results that Vaxart may not be able to obtain, maintain and enforce necessary patent and other intellectual property protection; that Vaxart’s capital resources may be inadequate; Vaxart’s ability to obtain sufficient capital to fund its operations on terms acceptable to Vaxart, if at all; the impact of government healthcare proposals and policies; competitive factors; and other risks described in the “Risk Factors” sections of Vaxart’s Quarterly and Annual Reports filed with the SEC. Vaxart does not assume any obligation to update any forward-looking statements, except as required by law.

Contacts

Brant Biehn Vaxart, Inc. 650 550 3500 IR@vaxart.com	Joyce Allaire LifeSci Advisors, LLC 617 435 6602 jallaire@lifesciadvisors.com

Vaxart, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2020	December 31, 2019
	(Unaudited)	(1)
	(in thousands)
Assets
Cash and cash equivalents	$44,388	$13,526
Accounts receivable	227	3,619
Prepaid and other assets	1,248	594
Property and equipment, net	345	210
Right-of-use assets, net	1,755	1,990
Intangible assets, net	16,227	17,093
Total Assets	$64,190	$37,032

Liabilities and stockholders’ equity
Accounts payable	$1,166	$852
Accrued and other liabilities	6,396	4,583
Liability related to sale of future royalties	14,469	16,332
Operating lease liabilities	1,924	2,313
Total liabilities	23,955	24,080
Stockholders’ equity	40,235	12,952
Total liabilities and stockholders’ equity	$64,190	$37,032

(1) Derived from the audited consolidated financial statements of Vaxart, Inc. for the year ended December 31, 2019, included on the Form 10-K filed with the Securities and Exchange Commission on March 19, 2020.

Vaxart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(in thousands, except share and per share amounts)

Revenue	$523	$85	$3,425	$5,492
Operating expenses:
Research and development	5,114	3,707	6,656	7,536
General and administrative	3,896	1,375	5,886	3,401
Restructuring costs	39	—	103	—
Total operating expenses	9,049	5,082	12,645	10,937
Loss from operations	(8,526)	(4,997)	(9,220)	(5,445)
Other income and (expenses), net	(425)	(627)	(875)	(1,268)
Provision for income taxes	(26)	(13)	(179)	(263)
Net loss	$(8,977)	$(5,637)	$(10,274)	$(6,976)
Net loss per share, basic and diluted	$(0.12)	$(0.39)	$(0.15)	$(0.64)
Shares used in computing net loss per share, basic and diluted	74,675,131	14,597,446	67,676,138	10,969,473